Exhibit 99.2

Risk factors

Our business, operations and financial condition are subject to various risks. Some of these risks are described below, and you should take these risks into account in evaluating us or any investment decision involving us. This section does not describe all risks applicable to us, our industry or our business, and it is intended only as a summary of certain material risk factors.

RISKS ASSOCIATED WITH OUR BUSINESS

Our level of indebtedness and significant debt service obligations could adversely affect our financial condition or our ability to fulfill our obligations, including the notes, and make it more difficult for us to fund our operations.

As of September 30, 2009, on an as adjusted basis after giving effect to the offering, our indebtedness would have been $150.0 million (excluding unsecured trade payables of $7.0 million), all of which would be secured. Our level of indebtedness could have important negative consequences to you and us, including:

•	we may have difficulty satisfying our obligations with respect to the notes;

•	we may have difficulty obtaining financing in the future for working capital, capital expenditures, acquisitions or other purposes;

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we will need to use a substantial portion of our available cash flow to pay interest and principal on our debt and to make distributions to pay interest on the senior discount notes, which will reduce the amount of money available to finance our operations and other business activities;

•	our debt level increases our vulnerability to general economic downturns and adverse industry conditions;

•	our debt level could limit our flexibility in planning for, or reacting to, changes in our business and in our industry in general;

•	our leverage could place us at a competitive disadvantage compared to our competitors that have less debt;

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we may not have sufficient funds available, and our debt level may restrict us from raising the funds necessary, to repurchase all of the notes tendered to us upon the occurrence of a change of control, which would constitute an event of default under the notes; and

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our failure to comply with the financial and other restrictive covenants in our debt instruments which, among other things, require us to maintain specified financial ratios and limit our ability to incur debt and sell assets, could result in an event of default that, if not cured or waived, could have a material adverse effect on our business or prospects.

Despite our existing level of indebtedness, we and our subsidiaries will be able to incur more indebtedness. This could further exacerbate the risks described above, including our ability to service our existing indebtedness.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. Although our new asset-based revolving credit facility, the indenture governing the senior discount notes and the indenture governing the notes contain restrictions on the incurrence of additional indebtedness, such restrictions are subject to a number of qualifications and exceptions, and under certain circumstances indebtedness incurred in compliance with such restrictions could be substantial. For example, we may

Risk factors

incur additional debt to, among other things, finance future acquisitions, expand through internal growth, fund our working capital needs, comply with regulatory requirements, respond to competition, refinance the senior discount notes or for general financial reasons alone. As of September 30, 2009, on an as adjusted basis after giving effect to the offering, the new asset-based revolving credit facility would have provided for additional borrowings of up to $25 million, with a maximum availability subject to a borrowing base that will be determined upon the completion of field examinations and appraisals of our assets. To the extent new debt is added to our and our subsidiaries’ current debt levels, the risks described above would increase.

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

Our ability to make payments on and to refinance our indebtedness, including these notes, and to fund planned capital expenditures and research and development efforts will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. We cannot assure you that our business will generate sufficient cash flow from operations, that currently anticipated cost savings and operating improvements will be realized on schedule or that future borrowings will be available to us under our new asset-based revolving credit facility in an amount sufficient to enable us to pay interest on our indebtedness, including these notes, and to make distributions to pay interest on the senior discount notes, or to fund our other liquidity needs. If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell material assets or operations, obtain additional equity capital or refinance all or a portion of our indebtedness, including these notes on or before maturity. In the absence of such operating results and resources, we could face substantial cash flow problems and might be required to sell material assets or operations to meet our debt service and other obligations. We cannot assure you as to the timing of such asset sales or the proceeds which we could realize from such sales and we cannot assure you that we will be able to refinance any of our indebtedness, including our new asset-based revolving credit facility and these notes, on commercially reasonable terms or at all.

Increases in interest rates and the reduced availability of financing for home improvements may cause our sales and profitability to decrease.

In general, demand for home improvement products may be adversely affected by increases in interest rates and the reduced availability of financing. Also, trends in the financial industry which influence the requirements used by lenders to evaluate potential buyers can result in reduced availability of financing. If interest rates or lending requirements increase and consequently, the ability of prospective buyers to finance purchases of home improvement products is adversely affected, our business, financial condition and results of operations may also be adversely impacted and the impact may be material.

The home improvement and home building industries are undergoing a significant downturn, and the duration and ultimate severity of these downturns are uncertain. Further downturns in these industries or the economy could negatively affect the demand for and pricing of our products and our operating results.

A significant part of our business is affected by levels of home improvement (including repair and remodeling). The home improvement industry is significantly affected by changes in economic and other conditions such as gross domestic product levels, employment levels, demographic trends, availability of financing, interest rates and consumer confidence. A decrease in employment levels, consumer confidence or the availability of financing could negatively affect the demand for and pricing of our products which would adversely affect our results of operations. For the past few years, conditions within the home improvement industry have been extremely challenging as demand for home improvement continued to decline in most of our markets. The challenges facing the home improvement industry may lead to a further decrease in demand for our products.

Risk factors

A significant part of our business is also affected by levels of new home construction, as our products are often purchased in connection with the construction of a new home. Like the home improvement industry, over the past few years, the home building industry has undergone a significant downturn, marked by declines in the demand for new homes, an oversupply of new and existing homes on the market and a reduction in the availability of financing for homebuyers. The oversupply of existing homes has been exacerbated by a growing number of home mortgage foreclosures, which is further contributing to downward pressure on home prices. Fewer new home buyers may lead to a decrease in demand for our products.

We believe that housing market conditions will continue to be challenging and may deteriorate further. We cannot predict the duration or ultimate severity of these challenging conditions. Continued depressed activity levels in consumer spending for home improvement and new home construction will continue to adversely affect our results of operations and our financial position. Furthermore, continued economic turmoil may cause unanticipated shifts in consumer preferences and purchasing practices and in the business models and strategies of our customers. Such shifts may alter the nature and prices of products demanded by the end consumer and our customers and could adversely affect our operating performance.

The reduction in availability of mortgage financing has adversely affected our business, and the duration and ultimate severity of the effects are uncertain.

During the past few years, the mortgage lending industry has experienced significant instability due to, among other things, defaults on subprime loans and a resulting decline in the market value of such loans. In light of these developments, lenders, investors, regulators and other third parties questioned the adequacy of lending standards and other credit requirements for several loan programs made available to borrowers in recent years. This has led to reduced investor demand for mortgage loans and mortgage-backed securities, tightened credit requirements, reduced liquidity and increased credit risk premiums. A deterioration in credit quality among subprime and other nonconforming loans has caused almost all lenders to eliminate subprime mortgages and most other loan products that are not conforming loans, FHA/VA-eligible loans or jumbo loans (which meet conforming underwriting guidelines other than loan size). Fewer loan products and tighter loan qualifications have made it more difficult for some borrowers to finance the purchase of new homes or the repair or remodel existing homes. These factors have served to reduce the demand for our products and have adversely affected our operations and financial results, and the duration and severity of the effects are uncertain.

We believe that the liquidity provided by Fannie Mae and Freddie Mac to the mortgage industry is very important to the housing market. These entities have reported substantial losses as a result of deteriorating housing and credit market conditions. These losses have reduced their equity, which may limit their ability to acquire mortgages. The federal government has limited the size of the home-loan portfolios and operations of these government-sponsored enterprises. Any further limitations or restrictions on the availability of the financing or on the liquidity provided by them could adversely affect interest rates, mortgage availability and sales of our products.

Continued volatility and reduction in liquidity in the financial markets have adversely affected our business, and the duration and ultimate severity of the effects are uncertain.

During 2008 and 2009, the credit markets and the financial services industry experienced significant disruptions, characterized by the bankruptcy and failure of several financial institutions and severe limitations on credit availability. The disruptions in the financial markets adversely affected, and could

Risk factors

continue to adversely affect, our operations in a variety of ways. The financial stability of certain of our customers has been negatively impacted, which has resulted in increased bad debt expense for us. A prolonged continuation of adverse economic conditions would cause additional financial distress for our customers and could compromise the financial condition of our suppliers, which could result in non-performance by certain of our suppliers. In addition, our own borrowing costs are increasing and our access to capital markets may be reduced and it may become more difficult for us to obtain financing to fund operations or to refinance our existing debt obligations. The disruption in the global financial markets has also impacted some of the financial institutions with which we do business.

In addition, our borrowing costs can be affected by short and long-term debt ratings assigned by independent rating agencies which are based, in significant part, on our performance as measured by credit metrics such as interest coverage and leverage ratios. The company’s Corporate Family rating was recently lowered by Moody’s Global Credit Research to B2 and the company’s Corporate Credit rating was recently lowered by Standard & Poor’s to B-. This decrease and any further decrease in our ratings could increase our cost of borrowing and/or make it more difficult for us to obtain financing in the future.

Increased prices for raw materials or finished goods used in our products could increase our cost of sales and decrease demand for our products, which could adversely affect our revenue or profitability.

Our profitability is affected by the prices of the raw materials and finished goods used in the manufacturing of our products. These prices may fluctuate based on a number of factors beyond our control, including, among others, changes in supply and demand, general economic conditions, labor costs, competition, import duties, tariffs, currency exchange rates and, in some cases, government regulation. Continued increases could adversely affect our profitability or revenues. We do not have long-term supply contracts for the raw materials or finished goods used in the manufacturing of our products; however, we enter into pricing agreements with certain customers which fix their pricing for specified periods ranging from one to twelve months. As a result, significant increases in the prices of raw materials or finished goods could adversely affect our profit margins, especially if we are not able to recover these costs by increasing the prices we charge our customers for our products.

Interruptions in deliveries of raw materials or finished goods could adversely affect our revenue or profitability.

Our dependency upon regular deliveries from particular suppliers means that interruptions or stoppages in such deliveries could adversely affect our operations until arrangements with alternate suppliers could be made. If any of our suppliers were unable to deliver materials to us for an extended period of time, as the result of financial difficulties, catastrophic events affecting their facilities or other factors beyond our control, or if we were unable to negotiate acceptable terms for the supply of materials with these or alternative suppliers, our business could suffer. We may not be able to find acceptable alternatives, and any such alternatives could result in increased costs for us. Even if acceptable alternatives are found, the process of locating and securing such alternatives might be disruptive to our business. Extended unavailability of a necessary raw material or finished good could cause us to cease manufacturing of one or more products for a period of time. In addition, the manufacturing process for UltraCraft’s Vision product line includes components which are made by an Italian manufacturer using proprietary technology. The manufacturer’s failure to deliver components could cause us to cease manufacturing the Vision line products.

Risk factors

Our international sourcing subjects us to additional risks and costs, which may differ in each country in which we do business and may cause our profitability to decline.

During the nine months ended September 30, 2009, approximately 26% of our purchases of raw materials were from vendors outside of the United States. We may decide to increase our international sourcing in the future. Accordingly, our future results could be harmed by a variety of factors, including: (i) introduction of non-native invasive organisms into new environments, (ii) recessionary trends in international markets; (iii) legal and regulatory changes and the burdens and costs of our compliance with a variety of laws, including trade restrictions and tariffs; (iv) difficulties in enforcing intellectual property rights; (v) increases in transportation costs or transportation delays; (vi) work stoppages and labor strikes; (vii) fluctuations in exchange rates (particularly the value of the U.S. dollar relative to other currencies); and (viii) political unrest, terrorism and economic instability. If any of these or other factors were to render the conduct of our business in a particular country undesirable or impractical, our business and financial condition could be adversely affected.

Environmental requirements applicable to our manufacturing and distribution facilities may impose significant environmental compliance costs and liabilities, which would adversely affect our results of operation.

Our facilities are subject to numerous federal, state and local laws and regulations relating to pollution and the protection of the environment, including those governing emissions to air, discharges to water, storage, treatment and disposal of waste, remediation of contaminated sites and protection of worker health and safety. We believe we are in substantial compliance with all applicable requirements. However, our efforts to comply with environmental requirements do not remove the risk that we may be held liable, or incur fines or penalties, and that the amount of liability, fines or penalties may be material, for, among other things, releases of hazardous substances occurring on or emanating from current or formerly owned or operated properties or any associated offsite disposal location, or for contamination discovered at any of our properties from activities conducted by previous occupants.

Changes in environmental laws and regulations or the discovery of previously unknown contamination or other liabilities relating to our properties and operations could result in significant environmental liabilities which could make it difficult to pay the interest or principal amount of the notes when due. In addition, we might incur significant capital and other costs to comply with increasingly stringent air emission control laws and enforcement policies which would decrease our cash flow available to service our indebtedness.

We may not effectively compete in the highly fragmented and very competitive cabinet industry market, which may adversely affect our revenues.

We operate in the highly fragmented and very competitive cabinetry industry. Our competitors include national and local cabinetry manufacturers. These can be large consolidated operations which house their manufacturing facilities in large and efficient plants, as well as relatively small, local cabinetmakers. Some of our competitors have achieved substantially more market penetration in certain of the markets in which we operate. Some of our competitors have greater resources available and are less highly leveraged, which may provide them with greater financial flexibility. Moreover, companies in other building products industries may compete with us. To remain competitive, we will need to invest continuously in manufacturing, customer service and support, marketing and our dealer network. We may have to adjust the prices of some of our products to stay competitive, which would reduce our revenues. We may not have sufficient resources to continue to make such investments or maintain our competitive position within each of the markets we serve.

Risk factors

Manufacturing or assembly realignments as a result of our continued review of operations may result in a decrease in our near-term earnings or not result in cost reductions as expected, which would harm our profitability.

We continually review our manufacturing and assembly operations and sourcing capabilities. Effects of periodic manufacturing realignments and cost savings programs could result in a decrease in our near-term earnings until the expected cost reductions are achieved or may not result in expected cost savings at all. Such programs may include the consolidation and integration of facilities, functions, systems and procedures. Certain products may also be shifted from one manufacturing or assembly facility to another. Such actions may not be accomplished as quickly as anticipated and the expected cost reductions may not be achieved, either of which would harm our profitability.

Increases in the cost of labor, union organizing activity and work stoppages at our facilities or the facilities of our suppliers could materially affect our financial performance.

Our business is labor intensive, and, as a result, our financial performance is affected by the availability of qualified personnel and the cost of labor. Currently, none of our employees are represented by labor unions. Strikes or other types of conflicts with personnel could arise or we may become a target for union organizing activity. Some of our direct and indirect suppliers have unionized work forces. Strikes, work stoppages or slowdowns experienced by these suppliers could result in slowdowns or closures of facilities where components of our products are manufactured. In addition, organizations responsible for shipping our products may be impacted by occasional strikes staged by the Teamsters Union. Any interruption in the production or delivery of our products could reduce sales of our products and increase our costs.

We could face potential product liability claims relating to products we manufacture or distribute which could result in significant costs and liabilities, which would reduce our profitability.

We face an inherent business risk of exposure to product liability claims in the event that the use of any of our products results in personal injury or property damage. In the event that any of our products prove to be defective, we may be required to recall or redesign such products, which would result in significant unexpected costs. Any insurance we maintain may not be available on terms acceptable to us or such coverage may not be adequate for liabilities actually incurred. Further, any claim or product recall could result in adverse publicity against us, which could adversely affect our sales or increase our costs.

We are dependent on certain key personnel, the loss of whom could materially affect our financial performance and prospects.

Our continued success depends to a large extent upon the continued services of our senior management and certain key employees. Our chief executive officer, Mark Buller, has over 22 years of experience in the cabinetry industry. Our other senior executives have an average of over 22 years experience in the building product industry. The loss of the experience and services of any of these individuals could have a material adverse effect on our revenue, our financial performance and our results of operations.

If we cannot adequately protect our intellectual property rights we may lose exclusivity in our brands, which could reduce our sales and revenue.

We rely on a combination of patent, trademark, domain name registration, copyright and trade secret laws in the U.S. and other jurisdictions. We believe that brand recognition is one of several important factors in a consumer’s choice of cabinetry. Current protections may not adequately safeguard our

Risk factors

intellectual property and we may incur significant costs to defend our intellectual property rights, which may harm our operating results. Although we are not aware that any of our intellectual property rights infringes upon the proprietary rights of third parties, third parties may make such claims in the future. Any infringement claims, whether with or without merit, could be time consuming to defend against, result in costly litigation or damages, undermine the exclusivity and value of our brands, decrease sales or require us to enter into royalty or licensing agreements that may be on terms that could have a material adverse effect on our revenue, our financial performance and our results of operations. In addition, we may be forced to pursue potential claims relating to the protection of certain products and intellectual property rights. Such claims could be time consuming, expensive and divert resources.

We may in the future acquire related businesses which we may not be able to successfully integrate, in which case we may be unable to recoup our investment in those acquisitions.

We may, from time to time, explore opportunities to acquire related businesses, some of which could be material to us. As of the date of this report, we have no agreements and are not in any discussions to acquire any material businesses or assets. If we do make acquisitions in the future, our ability to continue to grow will depend upon effectively integrating these acquired companies, achieving cost efficiencies and managing these businesses as part of our company. While we believe we have successfully integrated the operations we have acquired within the last eight years, we may not be able to effectively integrate newly acquired companies or successfully implement appropriate operational, financial and management systems and controls to achieve the benefits expected to result from these acquisitions. If we are unable to successfully integrate acquisitions, we may not be able to recoup our investment in those acquisitions. Our efforts to integrate these businesses could be affected by a number of factors beyond our control, such as general economic conditions and increased competition. In addition, the process of integrating these businesses could cause the interruption of, or loss of momentum in, the activities of our existing business. The diversion of management’s attention and any delays or difficulties encountered in connection with the integration of these businesses could negatively impact our business and results of operations. Further, the economic benefits that we anticipate from these acquisitions may not develop.

We may inherit significant unexpected third-party liabilities and product warrant claims from operations that we have acquired or acquire in the future, which would increase our costs.

We may be subject to unexpected claims and liabilities arising from acquisitions we have made or may make in the future. We have acquired operations in the past and may acquire more operations in the future. Claims or liabilities may include matters involving third party liabilities and warranty claims against those operations we have acquired or may acquire. These claims and liabilities could be costly to defend, could be material in amount and may exceed either the limitations of any applicable indemnification provisions or the financial resources of the indemnifying parties.

The loss of or deterioration of relationships with our sales representatives could adversely affect our sales and profits.

We depend on the services of independent sales representatives to sell the majority of our products and provide services and aftermarket support to our customers. Our sales representative agreements are typically cancelable by the sales representative after a short notice period, if any at all. Furthermore, many of these sales representatives also sell our competitors’ products. The loss of a substantial number of these relationships, or our failure to maintain good relationships with these sales representatives, could materially reduce our sales and profits.

Risk factors

Changes in consumer preferences for cabinet designs and configurations, and our failure to respond to such changes, could adversely affect demand for our product and our results of operations.

The cabinetry industry in general is subject to changing consumer trends, demands and preferences. Our continued success depends largely on the introduction and acceptance by our customers of new product lines that respond to such trends, demands and preferences. Our organic growth has been driven in part by our frequent new product introductions. We may not be able to successfully develop and design new brands. Trends within the industry change often and our failure to anticipate, identify or react to changes in these trends could lead to, among other things, rejection of a new product line, reduced demand and price reductions for our products, and could adversely affect our sales.

Disruptions in our relationships with any one of our key customers could adversely affect our results of operations.

A substantial portion of our sales is derived from our top customers. During the nine months ended September 30, 2009, our largest customer accounted for 17.6% of our sales and our largest 10 customers accounted for approximately 36.4% of our sales during such time. We cannot guarantee that we will be able to generate similar levels of sales from our largest customers in the future. Should one or more of these customers substantially reduce their purchases from us, our results of operations could be materially adversely affected.

In the event of a catastrophic loss of one of our key manufacturing facilities, our business would be adversely affected.

While we manufacture our products in a large number of diversified facilities and maintain insurance covering our facilities, including business interruption insurance, a catastrophic loss of the use of all or a portion of one of our key manufacturing facilities due to accident, labor issues, weather conditions, natural disaster or otherwise, whether short or long-term, could have a material adverse effect on us.

Goodwill and other intangibles represent a significant amount of our net worth, and a write-off could result in lower reported net income and a reduction of our net worth.

Future changes in the cost of capital, expected cash flows, or other factors may cause our goodwill to be impaired, resulting in a non-cash charge against results of operations to write-off goodwill for the amount of impairment. If a significant write-off is required, the non-cash charge could have a material adverse effect on our reported results of operations and net worth in the period of any such write-off; provided that such write-off would not reduce our consolidated net income for the purposes of the indenture governing the notes. See “Description of notes.”

In the event of consolidation of our dealers, through whom we primarily sell our products, pressure may be put on our operating margins, which could harm our profitability.

If our dealer base were to consolidate, competition for the business of fewer dealers would intensify. If we do not provide product offerings and price points that meet the needs of our dealers, or if we lose a substantial amount of our dealer base, our profitability could decrease.

We are controlled by our principal equity holders, which have the power to take unilateral action that could be adverse to the interests of holders of the notes.

Investors controlled by SKM Equity Fund III, L.P. and Trimaran Fund II, L.L.C., through their control of our general partner, control our affairs and policies. Circumstances may occur in which the interests of

Risk factors

these equity holders could be in conflict with the interests of the holders of the notes. In addition, these equity holders may have an interest in pursuing acquisitions, divestitures or other transactions that, in their judgment, could enhance their equity investment, even though such transactions might involve risks to holders of the notes. See “Security ownership of certain beneficial owners and management” and “Certain relationships and related transactions.”

If we experience problems or defects in our products, we could be subject to liability and product performance warranty claims that could have an adverse effect on our business, results of operations and financial condition.

We are exposed to potential liability and product performance warranty risks that are inherent in the design, manufacture and sale of our products. While we currently maintain what we believe to be suitable liability insurance, we cannot assure you that we will be able to maintain our insurance on acceptable terms or that our insurance will provide adequate protection against potential liabilities. In the event of a claim against us, a lack of sufficient insurance coverage could have a material adverse effect on us and our business, financial condition and results of operations. Moreover, even if we maintain adequate insurance, any successful claim could materially and adversely affect our reputation and our business, financial condition and results of operations.